Exhibit 7

                                                                 Execution Copy

                          STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (the "Agreement"), dated as of March 22, 2004, is by and between Freeport-McMoRan Copper & Gold Inc. ("Freeport") and Rio Tinto plc ("Rio Tinto") and Rio Tinto International Holdings Limited, a wholly owned subsidiary of Rio Tinto ("Holdings").

          WHEREAS, Holdings owns 23,931,100 shares of Class B Common Stock of Freeport (the "Shares"), and Rio Tinto desires to permit Holdings to sell and Freeport desires to purchase all of the Shares for the consideration and on the terms and conditions set forth in this Agreement;

          WHEREAS, Rio Tinto has the right pursuant to the Registration Rights Agreement dated as of May 12, 1995, between Freeport, on the one hand, and Rio Tinto (then named The RTZ Corporation PLC), Rio Tinto America Holdings Inc. (then named RTZ America, Inc.) and Rio Tinto Indonesia Limited (then named RTZ Indonesia Limited), on the other hand (the "Registration Rights Agreement"), to cause Freeport to register the Shares for sale by Holdings in a public offering;

          WHEREAS, Freeport and Rio Tinto have concluded that, in lieu of a registered public offering, it would be in the best interest of both companies for Freeport to purchase the Shares using the proceeds derived from a simultaneous sale of convertible preferred stock pursuant to the Preferred Stock Offering; and

          WHEREAS, in addition to the terms defined herein, capitalized terms used herein are defined in Article 9 hereof.

          NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Freeport, Rio Tinto and Holdings, the parties agree as follows:

                                 ARTICLE 1
                             PURCHASE AND SALE

          1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing Holdings shall sell to Freeport, and Freeport shall purchase from Holdings, the Shares, free of any and all Liens.

          1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares shall equal 97% of the product of 23,931,100 and the price of a share of Freeport's Class B Common Stock that is used to establish the conversion price of the convertible preferred stock to be sold in the Preferred Stock Offering (the "Freeport Share Reference Price").

                                 ARTICLE 2
                                  CLOSING

          2.1 Closing. The closing of the purchase and sale of the Shares (the "Closing") shall occur on the Preferred Stock Offering Closing Date at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 11:00 a.m., or on such other date and at such other time and place as the parties shall agree in writing; provided that if any of the conditions to Closing required by Article 6 has not been met or waived by the party or parties entitled so to waive by April 15, 2004, this Agreement (other than Section 8.2 and Article 10) shall, unless the parties otherwise agree, automatically terminate and no party shall have any claim of any nature whatsoever against any other party under this Agreement (save as provided in Section 8.2).

          2.2 Closing Obligations. At the Closing and subject to the terms and conditions herein contained:

               (a) Freeport shall deliver to Holdings the Purchase Price in cash by wire transfer to an account or accounts, which shall be specified in writing by Rio Tinto to Freeport not less than 24 hours prior to the Closing.

               (b) Holdings shall deliver to Freeport the stock certificates representing the Shares duly endorsed by Holdings to Freeport.

               (c) The parties shall deliver to each other:

                   (1) the certificates and opinions referred to in Article
                       6;

                   (2) satisfactory evidence of the termination of each of
                       the Registration Rights Agreement and the 1995 Share Acquisition Agreement; and

                   (3) such other documents as may be necessary to
                       consummate the transactions contemplated hereunder.

               (d) The parties shall take such other actions as are required to consummate the transactions contemplated by this Agreement.

                                 ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES
                         OF RIO TINTO AND HOLDINGS

          Rio Tinto and Holdings represent and warrant to Freeport with respect to itself as follows:

          3.1 Organization. Each of Rio Tinto and Holdings is a company duly organized and validly existing under the laws of England and has full power and authority to own and lease its properties and assets, including the Shares, and to carry on its business as it is now being conducted.

          3.2 Authority. Rio Tinto and Holdings each has all necessary corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Rio Tinto and Holdings and constitutes a valid and legally binding obligation of each of Rio Tinto and Holdings, enforceable against Rio Tinto and Holdings in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or court decisions relating to or affecting creditors' rights generally and principles limiting the availability of equitable remedies.

          3.3 No Approvals or Conflicts. Neither the execution, delivery or performance by Rio Tinto and Holdings of this Agreement nor the consummation of the transactions contemplated by this Agreement does or will (a) violate, conflict with or result in the breach of any provision of the organizational documents of Rio Tinto or Holdings, (b) violate, conflict with or result in a breach of any provision of, or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon the Shares under, any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or commitment or obligation to which Rio Tinto or Holdings may be bound or that may affect the Shares,
(c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Entity, domestic or foreign, applicable to Rio Tinto or Holdings or any of their respective properties, or (d) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Rio Tinto or Holdings.

          3.4 Ownership of Shares. Holdings is the sole legal and record owner of the Shares, has good and valid title to the Shares, and has the sole and absolute right to sell and transfer the Shares in accordance with this Agreement, free and clear of all Liens.

          3.5 Broker's Fees. No agent, broker, person or firm acting on behalf of Rio Tinto or Holdings is, or will be, entitled to any commission or broker's fees from Freeport or any Affiliate of Freeport, in connection with the Stock Sale.

          3.6 Disclosure. None of this Agreement, any certificate delivered in accordance with the terms hereof and any document or statement in writing that has been supplied by or on behalf of Rio Tinto or Holdings in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

                                 ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES
                                OF FREEPORT

          Freeport hereby represents and warrants to Rio Tinto and Holdings as follows:

          4.1 Corporate Existence. Freeport is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted.

          4.2 Authority. Freeport has all necessary corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Freeport and constitutes a valid and legally binding obligation of Freeport, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or court decisions relating to or affecting creditors' rights generally and principles limiting the availability of equitable remedies.

          4.3 No Approvals or Conflicts. Neither the execution, delivery or performance by Freeport of this Agreement nor the consummation by it of the transactions contemplated by this Agreement (including, without limitation, the Preferred Stock Offering), does or will (a) violate, conflict with or result in the breach of any provision of its organizational documents, (b) violate, conflict with or result in a breach of any provision of, or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of its properties or assets under, any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or commitment or obligation to which it or any of its properties may be bound or affected, (c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Entity, domestic or foreign, applicable to it or any of its respective properties, or (d) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by it.

          4.4 Broker's Fees. No agent, broker or other person acting on behalf of Freeport is, or will be, entitled to any commission or broker's fees from Rio Tinto, Holdings or any of their Affiliates in connection with the Stock Sale.

          4.5 Disclosure. None of this Agreement, any certificate delivered in accordance with the terms hereof and any document or statement in writing that has been supplied by or on behalf of Freeport in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

                                 ARTICLE 5
                              OTHER COVENANTS

          5.1 Cooperation and Best Efforts. Each party will cooperate with the other and use its reasonable best efforts to satisfy all conditions to the Closing and to effect the Stock Sale at the earliest practicable date.

          5.2 Public Announcements. The parties will consult with each other before issuing, and will provide each other with a reasonable opportunity to review and comment upon, any press release or other public statement regarding the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the consent of the other party, except as may be required by applicable law, rule or regulation, by court process, or by obligations pursuant to any listing agreement with or requirements of any national securities exchange or transaction reporting system so long as the other party is notified promptly by the disclosing party of such press release or public statement. The parties acknowledge that, with respect to these transactions, Rio Tinto and Holdings will file an amendment to their report on Schedule 13D and Freeport will file a current report on Form 8-K.

          5.3 Preferred Stock Offering. Freeport agrees that the Preferred Stock Offering will commence with the indicative terms to which Rio Tinto previously agreed. Because substantially all of the Purchase Price must be funded out of the net proceeds of the Preferred Stock Offering, Freeport will use its reasonable best efforts to conduct and consummate the Preferred Stock Offering. Freeport will consult with Rio Tinto and its advisers in relation to the conduct of the Preferred Stock Offering.

          5.4 Waiver of Rights. Pursuant to Section 11 of the 1995 Share Acquisition Agreement, Rio Tinto has certain preemptive rights and first offer rights if Freeport proposes to issue shares of its common stock, including shares convertible into its common stock. Rio Tinto hereby waives those rights with respect to the Preferred Stock Offering.

                                 ARTICLE 6
                         CONDITIONS TO THE CLOSING

          6.1 Conditions to Each Party's Obligation. The obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing (but, with regard to the condition set forth in paragraph (c), on the Pricing Date) of the following conditions:

               (a) No Injunction. The consummation of the transactions contemplated by this Agreement shall not be prohibited or restricted by any injunction or order of any Governmental Entity and no statute, rule, regulation, executive order or decree shall have been enacted, promulgated or enforced that prohibits, makes illegal or unlawful, or materially and adversely restricts the transactions contemplated by this Agreement.

               (b) Preferred Stock Offering. The Preferred Stock Offering shall have closed.

               (c) Pricing of Preferred Stock Offering. On the Pricing Date, Rio Tinto shall have confirmed to Freeport that it is satisfied with the Freeport Share Reference Price.

          6.2 Additional Conditions to Freeport's Obligations. The obligations of Freeport to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:

               (a) Representations and Warranties. The representations and warranties of Rio Tinto and Holdings contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

               (b) Compliance with this Agreement. Rio Tinto and Holdings shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

               (c) Closing Certificate. Freeport shall have received a certificate from an appropriate officer of each of Rio Tinto and Holdings dated as of the date of Closing, certifying that the conditions specified in Sections 6.2(a) and (b) hereof have been fulfilled.

               (d) Secretary's Certificates. Freeport shall have received copies, certified by the Secretary of each of Rio Tinto and Holdings, of the resolutions of the Board of Directors (or a committee thereof) of each of Rio Tinto and Holdings approving and authorizing this Agreement and the execution of this Agreement and (in the case of Holdings) the Stock Sale.

          6.3 Additional Conditions to Obligations of Rio Tinto and Holdings. The obligations of Rio Tinto and Holdings to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:

               (a) Representations and Warranties. The representations and warranties of Freeport contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

               (b) Compliance with this Agreement. Freeport shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

               (c) Closing Certificate. Rio Tinto and Holdings shall have received a certificate from an appropriate officer of Freeport dated the date of Closing certifying that the conditions specified in Sections 6.3(a) and 6.3(b) hereof have been fulfilled.

               (d) Secretary's Certificate. Rio Tinto and Holdings shall have received a copy, certified by the Secretary of Freeport, of the resolutions of the Board of Directors (or a committee thereof) of Freeport approving and authorizing this Agreement, the execution of this Agreement and the Stock Sale.

                                 ARTICLE 7
                              INDEMNIFICATION

          7.1  Indemnification.

               (a) Subject to the terms and conditions of this Article 7, Rio Tinto shall, indemnify and hold harmless Freeport and its officers, directors, employees, agents and representatives (the "Freeport Indemnitees") from, and will pay to the Freeport Indemnitees the amount (net of any related insurance proceeds and any related quantifiable tax benefits) of, any loss, liability, judgment, damage, cost or expense (including reasonable fees and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses") arising from or in connection with any breach of any representation, warranty or covenant of Rio Tinto or Holdings contained in this Agreement or in any certificate, agreement or other document delivered pursuant hereto.

               (b) Subject to the terms and conditions of this Article 7, Freeport shall indemnify and hold harmless Rio Tinto, Holdings and their respective officers, directors, employees, agents and representatives (the "Rio Tinto Indemnitees") from, and will pay to the Rio Tinto Indemnitees the amount (net of any related insurance proceeds and any quantifiable tax benefits) of, any Losses arising from or in connection with any breach of any representation, warranty or covenant of Freeport contained in this Agreement or in any certificate, agreement or other document delivered pursuant hereto.

          7.2  Third Party Claims.

               (a) Promptly after receipt by a Person entitled to indemnity under Section 7.1 (an "Indemnified Person") of notice of the assertion by a third-party of a claim, threatened claim or Proceeding, against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an "Indemnifying Person") of the assertion of such claim, threatened claim or Proceeding, provided that the failure to so notify the Indemnifying Person shall not relieve the Indemnifying Person of any liability that it may have to such Indemnified Person, except to the extent that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.

               (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.2(a) of the assertion of a third-party claim, threatened claim or Proceeding, the Indemnifying Person shall be entitled to participate in the defense of such third-party claim, threatened claim or Proceeding and, to the extent that it desires (unless the Indemnifying Person is also a Person against whom the third-party claim, threatened claim or Proceeding is made and the Indemnified Person determines in good faith that joint representation would be inappropriate), to assume the defense of such third-party claim, threatened claim or Proceeding with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such third-party claim, threatened claim or Proceeding, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this
Section 7.2 for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, threatened claim or Proceeding in each case subsequently incurred by the Indemnified Person in connection with the defense thereof, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a third-party claim, threatened claim or Proceeding, no compromise or settlement of such third-party claim, threatened claim or Proceeding may be effected by the Indemnifying Person without the Indemnified Person's consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Person. If notice is given to an Indemnifying Person of the assertion of any third-party claim, threatened claim or Proceeding and the Indemnifying Person does not, within 30 days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim, threatened claim or Proceeding, the Indemnifying Person will be bound by any determination made in such claim or any compromise or settlement effected by the Indemnified Person.

               (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a third-party claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, participate in the defense, compromise or settlement of such third-party claim, but the Indemnifying Person will not be bound by any determination of any third-party claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

               (d) With respect to any claim subject to indemnification under this Section 7.2, (a) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and
(b) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any claim.

                                 ARTICLE 8
                                TERMINATION

          8.1 Termination. This Agreement may, by notice given prior to the Closing, be terminated:

               (a)  By the mutual written consent of Freeport and Rio Tinto.

               (b) By Freeport or Rio Tinto if (1) trading generally shall have been suspended or materially limited on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market, (2) trading of any securities issued or guaranteed by Freeport shall have been suspended on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market, (3) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities or (4) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets in the United States or in the international financial markets, or any calamity or crisis, either within or outside the United States, that is material and adverse and makes it impracticable or inadvisable to proceed with the Stock Sale.

          8.2 Effect of Termination; Survival. If this Agreement is terminated pursuant to Section 2.1 or Section 8.1 and the transactions contemplated by this Agreement are not consummated, all rights and obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party to the other parties hereto except for any liability of a party hereto arising out of a breach of its representations and warranties contained herein or arising out of a breach of any covenant in this Agreement prior to the date of termination or any covenant that survives pursuant to the following sentence. This
Section 8.2 and Article 10 shall survive any termination of this Agreement.

                                 ARTICLE 9
                                DEFINITIONS

          For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, each of the following terms shall have the meanings set forth below:

          An "Affiliate" means, with respect to any natural person, corporation, partnership, limited liability company, trust and any other entity or organization of any kind ("Person"), any other Person that, directly or indirectly, through one or more intermediaries, controls, has the right to control (in fact or by agreement), is controlled by, or is under control with, such Person. The term "control" as used herein means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

          "Agreement" has the meaning specified in the preamble hereto.

          "Closing" has the meaning specified in Section 2.1.

          "Freeport" has the meaning specified in the preamble hereto.

          "Freeport Indemnitees" has the meaning specified in Section
7.1(a).

          "Freeport Share Reference Price" has the meaning specified in
Section 1.2.

          "Governmental Entity" means any court or tribunal in any jurisdiction or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality.

          "Holdings" has the meaning specified in the preamble hereto.

          "Indemnified Person" has the meaning specified in Section 7.2(a).

          "Indemnifying Person" has the meaning specified in Section
7.2(a).

          A "Lien" means any title defect, lien, mortgage, pledge, charge, transfer restriction, right of first refusal, preemptive right, option, claim, security interest, right of others or other encumbrance of any nature whatsoever, other than restrictions imposed by federal or state securities laws.

          "Losses" has the meaning specified in Section 7.1(a).

          "Person" has the meaning specified in the definition of "Affiliate" in this Article 9.

          "Preferred Stock Offering" means a private offering under Rule 144A promulgated under the Securities Act of 1933 of convertible preferred stock, having final terms substantially similar to the indicative terms to which Rio Tinto previously agreed and with final terms satisfactory to Freeport, for the purpose of generating net proceeds to fund substantially all of the Purchase Price.

          "Preferred Stock Offering Closing Date" means the date on which Freeport completes the Preferred Stock Offering by selling the convertible preferred stock contemplated thereby and receiving the proceeds therefrom.

          "Pricing Date" means the date on which (a) Freeport enters into a definitive purchase agreement for the sale of convertible preferred stock in the Preferred Stock Offering and (b) the Freeport Share Reference Price shall be established.

          "Proceeding" means any action, arbitration, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

          "Purchase Price" has the meaning specified in Section 1.2.

          "Registration Rights Agreement" has the meaning specified in the recitals hereto.

          "Rio Tinto" has the meaning specified in the preamble hereto.

          "Rio Tinto Indemnitees" has the meaning specified in Section
7.1(b).

          "Shares" has the meaning specified in the recitals hereto.

          "Stock Sale" means the sale of the Shares by Holdings to Freeport in accordance with this Agreement.

          "1995 Share Acquisition Agreement" means the agreement dated as of May 2, 1995 between Freeport-McMoRan Inc. and Freeport, on the one hand, and Rio Tinto (then named The RTZ Corporation PLC), Rio Tinto Indonesia Limited (then named RTZ Indonesia Limited) and Rio Tinto America Holdings Inc. (then named Rio Tinto America, Inc.), on the other hand, pursuant to which, among other things, the Shares were issued to an Affiliate of Rio Tinto.

                                ARTICLE 10
                               MISCELLANEOUS

          10.1 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Freeport, on the one hand, and Rio Tinto (on behalf of itself and Holdings), on the other hand, may waive compliance by the other parties with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

          10.2 Expenses. Each party shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. The parties acknowledge that the expenses relating to the Preferred Stock Offering will be expenses of Freeport.

          10.3 Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

          10.4 Assignment and Binding Effect. This Agreement is personal to the parties.

          10.5 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

          10.6 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only upon of delivery by: (a) personal delivery to the designated individual; (b) prepaid mail, return receipt requested; (c) a nationally recognized overnight courier service with confirmation of receipt; or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing:

          If to Freeport, to:

               Freeport-McMoRan Copper & Gold Inc.
               1615 Poydras Street
               New Orleans, Louisiana 70112
               Attention:  Richard C. Adkerson
               Facsimile:  (+1) 504-582-4290

          With a copy to:

               Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. 201 St. Charles Avenue
               Suite 5100

               New Orleans, Louisiana 70170-5100
               Attention:  L. Richards McMillan, II
               Facsimile:  (+1) 504-589-8188


          If to Rio Tinto or Holdings, to:

               Rio Tinto plc
               6 St. James's Square
               London SW1Y 4LD
               England
               Attention:  Robert Adams/Oscar Groeneveld
               Facsimile:  (+44) 20-7753-2469/2113

          With a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York 10004
               Attention:  Allen I. Isaacson
               Facsimile:  (+1) 212-859-4000

          10.7 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws and not the choice of law rules of the State of New York.

          10.8 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 7 hereof, the other indemnified parties, and their legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

          10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible, and in any case such term or provision shall be deemed amended to the extent necessary to make it no longer invalid, illegal or unenforceable.

          10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

                    [Signatures are on following page.]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

                                    FREEPORT-MCMORAN COPPER & GOLD INC.

                                    By: /s/ Richard C. Adkerson
                                        ----------------------------------
                                           Name:  Richard C. Adkerson
                                           Title: President & CEO


                                    RIO TINTO PLC

                                    By: /s/ R. Leigh Clifford
                                        ----------------------------------
                                           Name:  R. Leigh Clifford
                                           Title: Chief Executive


                                    RIO TINTO INTERNATIONAL HOLDINGS LIMITED

                                    By: /s/ Anette V. Lawless
                                        ----------------------------------
                                           Name:  Anette V. Lawless
                                           Title: Director